UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 18, 2016

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 18, 2016 Armco Metals Holdings, Inc. received a notice from NYSE Regulation indicating that we are below certain of the continued listing standards of the NYSE MKT as set forth in Sections 134 and 1101 of the NYSE MKT Company Guide due to the delay in filing our Form 10-Q for the period ended March 31, 2016 (the "Form 10-Q") beyond the filing due date. In furtherance to the disclosure contained in our Current Report on Form 8-K filed on April 11, 2016, we expect to record an impairment of certain assets associated with our recycling operations. We are unable to complete our Form 10-K for the year ended December 31, 2015 (the "Form 10-K") until such time as we have completed the analysis and record of the impairment. And thus we are unable to complete our Form 10-Q until we have filed our Form 10-K. Currently, we are working diligently to conduct the analysis of the impairment of above-mentioned and complete the Form 10-K. We have submitted a compliance plan for late filing to NYSE Regulation which is under review of NYSE Regulation.

On May 25, 2016 we issued a press release announcing the receipt of the NYSE Regulation notice, a copy of which is filed as Exhibit 99.1 to this report.

In addition to the two notices received from NYSE Regulation described above, on May 24, 2016 we were advised by NYSE Regulation that as a result of the decline in our stock price it is likely we will receive an early warning notice from the exchange. We have been advised that the exchange typically sends a company an early warning letter when the stock has a 30-day trading average of around $0.20; however, the exchange also has a policy that provides discretion for the NYSE MKT to immediately suspend and delist the security if it trades below $0.06, as it would then view the stock price to be “abnormally low” and not suitable for trading. The 30-day trading average stock price of our common stock was $0.21 as of May 23, 2016 and $0.15 on an absolute basis. The early warning letter, if issued, is expected to provide us six months to take action to rectify the price issue. At the end of the six months, if the price has not improved, the exchange would consider our company below compliance. At that point, we would be provided an additional six months to cure the noncompliance and, if not cured, our common stock would be delisted from the NYSE MKT.

As a result of our failure to file our 10-K for the year ended December 31, 2015 as well as our 10-Q for the period ended March 31, 2016, we are not considered "current" in our reporting obligations under Federal securities laws.

Item 3.02          Unregistered Sales of Equity Securities.

As previously disclosed, Armco Metals Holdings, Inc. entered into an Agreement with Shanghai Wisdom & Wealth Investment & Management Co., Ltd.("Wisdom & Wealth"), pursuant to which, from time to time until the maturity date, Wisdom & Wealth may convert the $4,092,457 (the "Loan Balance") owed it by our wholly-owned subsidiary Armco (Lianyungang) Renewable Metals, Inc. into shares of our common stock at a conversion price equal to 85% of volume weighed average price (VWAP) for the common stock during the 10 trading days prior to the conversion date, with a floor conversion price of $0.20 per share. In furtherance to the disclosure contained in our Current Report on Form 8-K filed on February 4, 2016, Wisdom & Wealth has made below conversions.

On February 17, 2016 Wisdom & Wealth converted $100,000 of the Loan Balance into 435,730 shares of our common stock at a conversion price of $0.2295 per share.

On March 16, 2016 Wisdom & Wealth converted $140,000 of the Loan Balance into 457.516 shares of our common stock at a conversion price of $0.3060 per share.

On April 14, 2016 Wisdom & Wealth converted $100,000 of the Loan Balance into 490,196 shares of our common stock at a conversion price of $0.2040 per share.

On May 6, 2016 Wisdom & Wealth converted $100,000 of the Loan Balance into 500,000 shares of our common stock at a conversion price of $0.2000 per share.

Subsequent to each of above conversion, we had been advised that Wisdom & Wealth sold those shares to an unrelated third party in a private transaction. Wisdom & Wealth is an accredited investor and the issuances were exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Section 3(a)(9) of that act.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

99.1	Press release dated May 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: May 25, 2016	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

Exhibit Index

99.1	Press release dated May 25, 2016